UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 7, 2015, EXOR S.p.A. (“EXOR”) sent the following letter to the preferred shareholders of PartnerRe Ltd.:

Dear PartnerRe Preferred Shareholder,

YOUR VOTE IS IMPORTANT!

At the upcoming Special General Meeting of PartnerRe shareholders, you will have the opportunity to vote on PartnerRe’s proposed amalgamation with AXIS that was first announced in January 2015.  As a Preferred Shareholder, your vote “AGAINST” this deal – using your GOLD proxy card - is critical to blocking an inferior transaction with AXIS, thereby enabling PartnerRe to accept the superior offer made by EXOR S.p.A. on May 12, 2015, which was recently enhanced.

We are pleased to announce further significant improvements to terms for PartnerRe Preferred Shareholders which, following a successful transaction with EXOR, provide them with higher returns for longer.

—	1 percentage point (100 basis point) increase in the dividend rate for all three series of preferred shares: A powerful signal of EXOR’s commitment to PartnerRe Preferred Shareholders.

—	Call Protection until 2021: All three series of PartnerRe preferred shares are currently callable in the next 3 years with Series D callable now, Series E next year and Series F in 2018. Under the enhanced terms, EXOR commits not to call any of the preferred shares before January 2021 thereby providing you with certainty of enhanced income for a significantly extended period.

—	5 Years of Capital Distribution Limits: Consistent with its conservative management approach, EXOR will limit distributions to common shares to an amount less than 67% of earnings – one of the lowest in the industry - until December 2020. Under EXOR’s ownership PartnerRe will be a stronger and better capitalized company. EXOR’s commitment to conservative capital management contrasts with PartnerRe’s approach which last year saw 90% of earnings distributed to Common Shareholders, a figure that would rise under the AXIS/PartnerRe transaction to more than 125% of earnings in the 2015-2017 period.

These significant improvements will provide you with better returns in a company with one of the most conservative capital distribution policies in the industry. The improvements are clear evidence of how EXOR’s ownership will be beneficial for all Preferred Shareholders.

The enhancements announced today will be implemented by a tax-free exchange by PartnerRe of each of the Series D, E and F PartnerRe preferred shares for new Series D, E and F PartnerRe preferred shares having identical terms, other than the improved terms outlined in the table below:

	Existing terms – including under AXIS/PartnerRe offer	EXOR improvements
Dividend	Series D: 6.5% Series E: 7.25% Series F: 5.875%	100 bps increase: Series D: 7.5% Series E: 8.25% Series F: 6.875%
Call Date	Series D: Callable Now Series E: 6/1/2016 Series F: 3/1/2018	None callable before January 2021
Capital Distribution To Common Shareholders	2014: approximately 90% of earnings – rising to 125% under AXIS transaction	< 67% of earnings until December 2020 (five years post-closing)

Under the EXOR Offer for PartnerRe, you would continue to own a listed security with the same expected credit rating, the same tax treatment and the same financial reporting standards as you enjoy today. But you would also benefit from having a security in a company with lower initial leverage and more retained capital, compared to the terms of the AXIS transaction, and without the significant merger integration risks of a combination with AXIS.

The EXOR binding offer is the superior proposal for Preferred Shareholders.

In order to ensure we can deliver these improved terms to you, we need your help. WE URGE YOU TO VOTE “AGAINST” THE AXIS TRANSACTION TODAY. Vote “AGAINST” by returning the GOLD proxy card.

If you have already returned a WHITE proxy card, you can change your vote by simply returning the GOLD proxy card today.

For additional information, please call Okapi Partners LLC at:
+1 212 297 0720
Toll free: (877) 796-5274

Email: info@okapipartners.com

FORWARD-LOOKING STATEMENTS
Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This letter does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.